Exhibit 99.1

Company contact:

Bob Blair

Western Digital Investor Relations

949.672.7834

robert.blair@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES APPOINTMENT OF

PAULA A. PRICE TO ITS BOARD OF DIRECTORS

Irvine, CA—July 7, 2014—Western Digital® Corp. (NASDAQ: WDC) announced today the appointment of Paula A. Price to its board of directors. Ms. Price, 52, is currently senior lecturer at Harvard Business School in the Accounting and Management Unit. She was executive vice president and chief financial officer of Ahold USA until January 2014.

Ms. Price will be subject to re-appointment at the next Western Digital annual meeting of shareholders. Ms. Price has also been appointed to serve on the board’s Audit Committee.

“I am very pleased to welcome Paula to the Western Digital board of directors,” said Tom Pardun, chairman of the board. “Paula is an accomplished finance executive with broad general management and strategic experience in a distinguished career. Her perspective and judgment will allow for continued strong financial governance on our board.”

With this appointment, Western Digital’s board now comprises 13 directors, 12 of whom are external and independent.

Ms. Price also serves on the boards of directors for Accenture, Blue Cross Blue Shield of Massachusetts and Financial Guaranty Insurance Company, and on the board of overseers for the Museum of Fine Arts in Boston.

As CFO at Ahold USA, which operates more than 700 supermarkets under the Stop & Shop, Giant and Martin’s names as well as the Peapod online grocery delivery service, Ms. Price was responsible for finance and accounting, strategic planning, real estate and information technology. Before joining Ahold in 2009, she was the controller and chief accounting officer at CVS Caremark. Earlier in her career, Ms. Price was CFO for the Institutional Trust Services division of JPMorgan Chase, and held several other senior management positions in the U.S. and the U.K. in the financial services and consumer products industries. A certified public accountant, she earned her MBA from the University of Chicago and her BS from DePaul University.

About Western Digital

Western Digital Corp. (NASDAQ: WDC), Irvine, Calif., is a global provider of products and services that empower people to create, manage, experience and preserve digital content. Its subsidiaries design and manufacture storage devices, networking equipment and home entertainment products under the WD®, HGST and G-Technology brands. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital, WD and the WD logo are registered trademarks in the U.S. and other countries. HGST trademarks are intended and authorized for use only in countries and jurisdictions in which HGST has obtained the rights to use, market and advertise the brand. Other marks may be mentioned herein that belong to other companies.